Exhibit 10.1

HUMAN RESOURCES ONLY	SECTION:	2
HRS-HRM-PP-01	SUBSECTION:	1.1

CAREER DEVELOPMENT EMPLOYMENT Executive Severance Benefit

1                                         POLICY

The Company will provide executives who are terminated for the convenience of the Company with the severance benefits as defined herein. Whether a termination is for the convenience of the Company will be determined by the Executive Compensation Committee in its sole discretion.

2                                         PURPOSE

The purpose of this policy is to define the executive severance policy of the Company.

3                                         DEFINITIONS

The following terms as used in this policy shall have the following meaning:

“Affiliate” shall mean with respect to the Company, any corporation, partnership, trust, association, limited liability company, joint venture, joint-stock company or any other entity or organization, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Cause” shall mean the executive’s (1) willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (2) willful engagement in conduct which is materially and demonstrably injurious to the Company or its Subsidiaries, monetarily or otherwise, or (3) indictment of a felony or a misdemeanor involving moral turpitude.  For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that such act, or failure to act, was in the best interest of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Executive Compensation Committee of Transocean Ltd.

“Company” shall mean Transocean Ltd.

“Confidential Information” shall mean information:  (i) disclosed to or known by executive as a consequence of or through executive’s employment with the Company or its Affiliates; (ii) not generally known outside the Company or its Affiliates; and (iii) which relates to any aspect of the Company or its Affiliates or their business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, the Company’s or its Affiliates’ trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by the Company or any of its Affiliates, investments made by the Company or any of its Affiliates, and any information provided to the Company or any of its Affiliates by a third party under restrictions against disclosure or use by the Company or any of its Affiliates or others.

“Convenience of the Company” shall mean (i) an involuntary separation from service that is not for Cause and that is determined by the Executive Compensation Committee to be for the convenience of the Company, and (ii) a voluntary separation from service for Good Reason.

“Good Reason” means (1) a diminution of the executive’s duties or responsibilities, or a demotion of the executive’s position, to such an extent or in such a manner as to relegate the executive to a position not substantially similar to that which he or she held prior to such reduction or change or (2) a material reduction in the executive’s base salary or annual incentive plan opportunities, other than in connection with such reductions that are applicable to the Company’ s executives as a group.  The Executive Compensation Committee of the Company shall have the sole discretion to determine whether the executive’s termination is for Good Reason, provided that the executive shall not be considered to have terminated for Good Reason unless the executive notifies the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and the executive terminates employment no later than 90 days after the date the event giving rise to Good Reason occurred.

“Severance Benefits” shall mean the benefits described in Sections 6.2 and 6.3 of this policy.

“Termination Date” shall mean the date on which executive separates from service with the Company and/or its Affiliates in accordance with U.S. Treasury Regulation 1.409A-1(h)(1)(ii).

“Revocation Period” shall mean seven (7) days following executive’s execution of the Waiver, Release and Separation Agreement during which period executive may revoke executive’s execution of such agreement.

4                                         ELIGIBILITY

This policy shall apply to all executives.  An executive for purposes of this policy is defined as an employee of the Company or an Affiliate who holds a job title of vice president of the Company or higher, including without limitation a vice president, senior vice president, executive vice president, chief operating officer, president, chief executive officer and executive chairman. No benefit shall be payable under this policy to employees who enter into separate written severance agreements with the Company or an Affiliate and who are entitled to receive severance payments thereunder as a result of their termination of employment. Without limiting the generality of the foregoing, an officer position held by an individual in any subsidiary of Transocean Ltd. shall not be considered in the determination of whether such individual is an executive for purposes of this policy.

5                                         PARTICIPATION

As a condition precedent to receiving the Severance Benefits, each executive will be required to execute and return to the Company a binding Waiver, Release and Separation Agreement substantially in the form attached hereto as Appendix A with such changes as may be approved by the Committee no later than the fiftieth (50th) day following the executive’s Termination Date.  If an executive fails to timely execute and return the Waiver, Release and Separation Agreement in accordance with the previous sentence, or revokes such Waiver, Release and Separation Agreement within the Revocation Period, executive shall forfeit all Severance Benefits.

6                                         SEVERANCE BENEFITS

An executive who has a separation from service for the Convenience of the Company shall be provided the following payments, benefits and other services as hereinafter defined.

6.1                               Base Salary

The Company will pay base salary for the period ending on the Termination Date.

6.2                               Bonus

The Company will pay the executive a lump sum amount 60 days after the Termination Date equal to a pro-rata share of executive’s target bonus opportunity pursuant to the Performance Award and Cash Bonus Plan as calculated from the first day of the performance period through the Termination Date, to the extent not otherwise payable.

6.3                               Severance

The Company will pay the executive a lump sum cash severance payment 60 days after the Termination Date equal to one year’s base salary calculated using the annual salary rate in effect for executive immediately prior to the Termination Date.

6.4                               Long Term Incentives

Terminations made under the provisions of this policy shall, for purposes of any long term incentive awards held by the executive, be deemed for the “Convenience of the Company”, as defined within the individual long term incentive plan award letters.

6.5                               Outplacement

The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources’ practice concerning use of outplacement services, and in no event should exceed a cost to the Company of  5% of the base annual salary of the executive immediately prior to the Termination Date.  In no event shall such outplacement benefits end later than the last day of the second calendar year that begins after the Termination Date.

6.6                               Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non-executive employees.

7                                         NON-DISPARAGEMENT, NON-SOLICITATION AND CONFIDENTIALITY

An executive must agree to the following restrictive covenants under the Waiver, Release and Separation Agreement as a condition to the receipt of the Severance Benefits:

7.1                               Non-Disparagement

Executive shall agree that, in acting alone or in concert with others, he will not (i) publicly criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents, or privately criticize or disparage the Company or its Affiliates or any of their officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its Affiliates; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or its Affiliates; (iii) commit damage to the property of the Company or its Affiliates or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or its Affiliates; or (iv) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or its Affiliates or inconsistent with fostering the goodwill of the Company or its Affiliates; provided, however, that nothing in this paragraph shall apply to or restrict in any way the communication of information by the executive to any state or federal law enforcement agency or require notice to the Company or its Affiliates thereof, and the executive will not be in breach of the covenant contained in (ii) above solely by reason of executive’s testimony which is compelled by process of law.

7.2                               Non-Solicitation of Customers

Executive shall agree that, during the one year period beginning on executive’s Termination Date, executive will not directly or indirectly, on executive’s own behalf or on behalf of others, solicit or accept any business producing or providing products or services which the Company or any of its Affiliates produces or provides from any person that was a customer or client or prospective customer or client of the Company or its Affiliates during the period during which executive was employed with the Company or its Affiliates.

7.3                               Non-Solicitation of Employees

Executive shall agree that during the one year period beginning on executive’s Termination Date, executive will not either directly or indirectly, on executive’s own behalf or on behalf of others, hire, solicit, induce, recruit or encourage any of the employees of the Company or its Affiliates to leave their employment, or attempt to solicit, induce, recruit, or hire employees of the Company or its Affiliates.

7.4                               Confidential Information

Executive shall agree that executive will not, except as the Company or its Affiliates may otherwise consent or direct in writing, reveal, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company or any of its Affiliates, or authorize anyone else to do these things at any time whether during or subsequent to executive’s employment with the Company or its Affiliates. This Section 7.4 shall continue in full force and effect after termination of executive’s employment.  Executive shall continue to be obligated under this Section 7.4 not to use or to disclose Confidential Information of the Company or any of its Affiliates so long as it shall not be publicly available.  Executive’s obligations under this Section 7.4 with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information and proprietary information include matters that executive conceives or develops, as well as matters executive learns from other employees of the Company or any of its Affiliates.

8                                         SECTION 409A

This policy is intended to comply with the provision of Section 409A of the Code and applicable Treasury authorities (“Section 409”) and all provisions of this policy shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event an executive is a “specified employee” of a publicly traded corporation for purposes of Section 409A, any severance payments pursuant to any arrangement with the Company, to the extent the Company determines such amounts are not short-term deferrals, involuntary separation pay or otherwise exempt from the application of Section 409A, shall be delayed until the earlier of (i) the date six months and two days following the executive’s Termination Date, (ii) the date of executive’s death or (iii) such earlier date as complies with the requirements of Section 409A.

9                                         RESPONSIBILITY; ADMINISTRATION

Except as otherwise stated herein, this policy will be administered by the Vice President of Human Resources, who shall have full and final authority, subject to the express provisions of the policy, with respect to determination of eligibility including, but not limited to, the authority to construe and interpret the provisions of the policy.  This policy is subject to review, change or cancellation at any time at the sole discretion of the Committee.

10                                  EFFECTIVE DATE

The original effective date of this policy was February 09, 2005. This policy was amended and restated on February 17, 2012.

Appendix A

WAIVER, RELEASE AND SEPARATION AGREEMENT

In exchange for the payment and the other promises made by                                        (“Transocean”) in this  Waiver, Release and Separation Agreement (“Agreement”), I,                     , on behalf of myself, my heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on my behalf, promise and agree as follows:

I irrevocably and unconditionally release, acquit, and forever discharge Transocean and its predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to me, arising from or related in any way to my employment and termination of my employment with Transocean and/or any of the Released Parties and occurring through the date I sign and return this Agreement.

I acknowledge that this Agreement is my knowing and voluntary waiver of all rights or claims arising before I accept and return this Agreement, as indicated below.  I understand and agree that my waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature [, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Acts; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law,] whether based in law or equity, in tort or contract.  I further acknowledge and agree that my waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which I already am entitled.

I acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall me, and promise that I shall not apply for re-employment with the Transocean Group.

For this Waiver, Release and Separation Agreement, Transocean agrees to pay me the amounts described in Section 6.2 and 6.3 of the Executive Severance Benefit Policy, less applicable taxes and withholdings (the “Amount”).  This Agreement becomes effective after I sign and return the signed Agreement per the instructions below.

I acknowledge and understand that I am not entitled to the Amount except in exchange for this Agreement.  Therefore, I will not be paid the Amount unless I execute, date and return this Agreement to Transocean and do not revoke this Agreement within the next seven days after execution.

I acknowledge, understand and confirm my continuing obligations under the restrictive covenants set forth in Section 7 of the Executive Severance Benefit Policy and restated below which provisions shall survive the termination of my employment with the Transocean Group:

I agree (acting alone or in concert with others) that from and after my Termination Date (as defined in the Executive Severance Benefit Policy) I will not (i) publicly criticize or disparage the Transocean Group or any of their officers, employees, directors or agents, or privately criticize or disparage the Transocean Group or any of their officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Transocean Group in any community in which the Transocean Group are engaged in business; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Transocean Group;  (iii) commit damage to the property of the Transocean Group or otherwise engage in any misconduct which is injurious to the business or reputation of the Transocean Group; or (iv) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Transocean Group or inconsistent with fostering the goodwill of the Transocean Group; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by me to any state or federal law enforcement agency or require notice to the Transocean Group thereof, and I will not be in breach of the covenant contained in (ii) above solely by reason of my testimony which is compelled by process of law.

I agree that during the one year period beginning on my Termination Date, I will not directly or indirectly, on my own behalf or on behalf of others, solicit or accept any business producing or providing products or services which the Transocean Group produces or provides from any person that was a customer or client or prospective customer or client of the Transocean Group during the period during which I was employed with the Transocean Group.

I agree that during the one year period beginning on my Termination Date, I will not either directly or indirectly, on my own behalf or on behalf of others, hire, solicit, induce, recruit or encourage any of the employees of the Transocean Group to leave their employment, or attempt to solicit, induce, recruit, or hire employees of the Transocean Group.

I agree that I will not, except as Transocean may otherwise consent or direct in writing, reveal, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of the Transocean Group, or authorize anyone else to do these things at any time whether during or subsequent to my employment with the Transocean Group.  I shall continue to be obligated under this paragraph not to use or to disclose Confidential Information of the Transocean Group so long as it shall not be publicly available.  My obligations under this paragraph with respect to any specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information includes matters that I conceive or develop, as well as matters I learn from other employees of Company.  “Confidential Information” shall mean information:  (i) disclosed to or known by me as a consequence of or through my employment with the Transocean Group; (ii) not generally known outside the Transocean Group; and (iii) which relates to any aspect of the Transocean Group or their business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, the Transocean Group’s trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by any member of the Transocean Group, investments made by the Transocean Group, and any information provided to the Transocean Group by a third party under restrictions against disclosure or use by the Transocean Group or others.

If I breach any of the restrictive covenants contained in this Waiver, Release and Separation Agreement (the “Restrictive Covenants”), Transocean shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Transocean under law or in equity:

a.                                       Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to any member of the Transocean Group and that money damages would not provide an adequate remedy to any member of the Transocean Group.

b.                                      Accounting.  The right and remedy to require me to account for and pay over to Transocean all compensation, profits, monies, accruals, increments or other benefits derived or received by me as the result of any action constituting a breach of any of the Restrictive Covenants.

c.                                       Company Obligations; Repayment.  Transocean shall have the right to (i) cease making severance payments to me in the event of a breach of any of the Restrictive Covenants and (ii) require that I repay to Transocean all severance benefits received by me pursuant to the Executive Severance Benefit Policy, in either case on or following the date of breach of any of the Restrictive Covenants.

d.                                      Forfeiture of Certain Awards.  I agree that as of the date of any such breach, I shall forfeit any unpaid Contingent Deferred Units and/or any other unpaid performance-based compensation.

I warrant, acknowledge and agree that:

a.                                       My acceptance of this Agreement is completely voluntary;

b.                                      I have had the opportunity to consider this Agreement for [twenty-one (21)] [forty-five (45)] days, though I understand I may accept sooner than [21] [45] days if I choose;

c.                                       I am hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.                                      if I accept this Agreement, I have 7 days following the execution of this Agreement to revoke my acceptance;

e.                                       this Agreement shall not become effective or enforceable until the 7-day revocation period has expired;

f.                                         I am receiving under this Agreement consideration of value in addition to anything to which I already am entitled;

g.                                      I do not waive any claims or rights that may arise after the date I sign and return this Agreement.

I acknowledge and agree that I have carefully read this Agreement and I represent, warrant and promise as follows:

a.                                       I understand this Agreement is my release and waiver of all claims, known and unknown, past or present;

b.                                      I have entered into this Agreement in exchange for Transocean’s promises in this Agreement, including to pay the Amount;

c.                                       I am fully competent to execute this Agreement, which I understand is a binding contract;

d.                                      I accept this Agreement of my own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing this Agreement;

e.                                       I execute this Agreement fully knowing its effect and voluntarily;

f.                                         I understand that Transocean is relying upon the truthfulness of the statements I make in this Agreement, and I understand that Transocean would not enter into this Agreement with me or pay me the Amount if I did not make each of the representations and promises contained in this Agreement.

[Attached as Exhibit A is a list of the job titles and ages of all individuals in the same organizational unit (corporate headquarters) and same or similar job (officer) who are part of the                        reduction in force.  Attached as Exhibit B is a list of the ages of all individuals in the same organizational unit (corporate headquarters) and same or similar job (officer) who are being retained.]

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of [                            ], notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

To accept this Agreement, I understand that I must sign the Acceptance of Agreement (below).  The fully executed Waiver, Release and Separation Agreement should be delivered by hand to                        marked to the attention of                      or mailed to the following address:

[address]

This Agreement will not be effective and no payment will be made unless the above procedure is strictly followed.  I understand that if I have any questions concerning the procedure, I may call                      at                             .

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Waiver, Release and Separation Agreement, I knowingly and voluntarily choose to accept this Waiver, Release and Separation Agreement and agree to be bound by it.

Accepted this          day of                                           .

Employee’s Signature